Exhibit 99.1

MERCANTILE BANCORP ANNOUNCES PLANS
TO CONSOLIDATE ILLINOIS AFFILIATE BANKS

Quincy, Illinois, December 27, 2005 – Mercantile Bancorp (AMEX: MBR) today announced it plans to consolidate its six Illinois bank affiliates from six separately chartered banks to three.  The action is intended to improve the efficiency of operations and reduce fees and expenses.

The plan calls for combining Security State Bank in Hamilton and the State Bank of Augusta with and into Marine Bank & Trust in Carthage.  Additionally, Golden State Bank in Golden will be consolidated into Brown County State Bank located in Mt. Sterling.  The planned consolidation through mergers and transfers of assets should be completed before the end of 2006.

“Over the past several years, we have made a number of strategic acquisitions as part of our overall growth strategy,” said Mercantile Bancorp chairman, president and chief executive officer Dan S. Dugan.  “As the number of banks affiliated with Mercantile Bancorp has grown, the administrative burden has become significant, as well as the fees and other costs associated with having six separately-chartered banks.  After careful review, we have decided to simplify the structure of our organization.

“Customers of the banks being combined should be unaffected by the change,” Dugan noted.  “They will continue to bank at the same location and will deal with the same people.  Over time, our more efficient structure should help ensure customers have access to the maximum possible number of products and help us maintain the high level of personal service they have come to expect.”

“At the same time, the more simplified structure should result in meaningful cost savings and help Mercantile Bancorp continue to grow.  We expect to realize cost reductions from the mergers in reduced regulatory and audit fees, as well as back-room efficiencies.  This, in turn, helps us continue to deliver value to our shareholders,” Dugan added.

The transactions are subject to FDIC and state banking authorities regulatory approvals.

Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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